As filed with the Securities and Exchange Commission on September 30, 1997
                                                    Registration No. 333-06053
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                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                           ----------------------
                        PRE-EFFECTIVE AMENDMENT NO. 2
                                     TO
                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                           ----------------------
                             ROSS SYSTEMS, INC.
         (Exact name of Registrant as specified in its charter)


          California                               94-2170198
        --------------                           --------------
(State or other jurisdiction of                  (I.R.S. Employer
incorporation or organization)                Identification Number)


                            TWO CONCOURSE PARKWAY
                                  SUITE 800
                              ATLANTA, GA  30328
                               (770) 351-9600
   (Address, including zip code and telephone number, including area code, of
                 Registrant's principal executive offices)
                           ----------------------

                                DENNIS V. VOHS
                           CHIEF EXECUTIVE OFFICER
                              ROSS SYSTEMS, INC.
                            TWO CONCOURSE PARKWAY
                                  SUITE 800
                              ATLANTA, GA  30328
                               (770) 351-9600
    (Name, address, including zip code and telephone number, including area code, of agent for service)
                           ----------------------

                                 COPIES TO:
                            ROBERT B. JACK, ESQ.
                     WILSON, SONSINI, GOODRICH & ROSATI
                         PROFESSIONAL CORPORATION
                            650 PAGE MILL ROAD
                         PALO ALTO, CA 94304-1050
                              (415) 493-9300
                           ----------------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as the Selling Shareholders may decide.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                            ----------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SUBJECT TO COMPLETION
DATED SEPTEMBER 30, 1997



Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

                           400,000 SHARES

                         ROSS SYSTEMS, INC.

                            COMMON STOCK

     Ross Systems, Inc. (the "Company") may from time to time offer up to an aggregate of 400,000 shares of its Common Stock (the "Securities"). The Securities offered pursuant to this Prospectus may be issued at prices and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the Securities in respect of which this Prospectus is being delivered the number of shares and the terms of the offering thereof.

     The Company may sell Securities to or through underwriters or directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the number of shares, as applicable, if any, to be purchased by the underwriters and the compensation, if any, of such underwriters or agents.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS," COMMENCING ON PAGE 3.










THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.













          The date of this Prospectus is ________________, 1997

                        AVAILABLE INFORMATION

     As used in this Prospectus, unless the context otherwise requires, the terms "Ross Systems" and the "Company" mean Ross Systems, Inc. and its subsidiaries. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and proxy information filed with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 75 Park Place, 14th Floor, New York, New York 10007; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company also has filed with the Commission a Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document filed, or incorporated by reference, as an exhibit to the Registration Statement, are qualified in all respects by such reference.


                INFORMATION INCORPORATED BY REFERENCE

     The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

     The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed March 22, 1991.

     Current Report on Form 8-K filed August 19, 1997.

     Annual Report on Form 10-K for the fiscal year ended June 30, 1997.

Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained in any document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to the Corporate Secretary of Ross Systems, Inc. at its principal offices located at Two Concourse Parkway, Suite 800, Atlanta, Georgia 30328, telephone (770) 351-9600, attention: Corporate Secretary.

                                   RISK FACTORS

     An investment in the shares being offered by this Prospectus involves a high degree of risk. The following factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered in evaluating the Company and its business prospects before purchasing shares offered by this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

     REVENUE DECLINES AND OPERATING LOSSES. While the Company's total revenues declined from fiscal 1995 to 1996, software product license revenues increased in fiscal 1995, 1996 and 1997. In each of these fiscal years, the Company incurred an operating loss. However, there can be no assurance that revenue increases will be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Revenues" in the Company's Form 10-K Report incorporated herein by reference. See "Information Incorporated by Reference."

     FLUCTUATIONS IN OPERATING RESULTS. The Company has experienced significant quarterly fluctuations in operating results and anticipates that such fluctuations may occur in the future. See quarterly financial information contained in Note 15 to the Consolidated Financial Statements in the Form 10-K Report incorporated herein by reference. Quarterly revenues depend on the volume and timing of orders received during the quarter, which are difficult to forecast. The Company generally ships orders as received and, as a result, typically has little or no backlog. Historically, the Company has often realized a substantial portion of its software product license revenues in the last two weeks of a quarter. Due to the Company's relatively low cost of incremental software product license revenues, any shortfall or delay in software product license revenues has an immediate and substantial impact on profitability in the quarter. The Company has experienced lengthening sales cycles, which have further impacted its quarterly results. Operating results may also fluctuate due to factors such as the demand for the Company's products, the size and timing of customer orders, the introduction of new products and product enhancements by the Company or its competitors, changes in the proportion of revenues attributable to software product licenses versus consulting and other services, changes in the level of operating expenses, and competitive conditions in the industry. Many of the factors that could result in quarterly fluctuations are not within the Company's control. Fluctuations in operating results may result in volatility in the price of the Company's Common Stock. During the period including fiscal 1996 and 1997 through the date of this prospectus, the market prices of the Common Stock have ranged from a high of $9.75 to a low of $1.75.

     LIQUIDITY AND CAPITAL RESOURCES. In fiscal 1996 and 1997, the Company used cash of $12.4 million and $7.1 million, respectively, for operations and for investments in capitalized software, property and equipment. At June 30, 1997, the Company had $4.010 million of cash and cash equivalents and total borrowings of $11.657 million against a $15 million revolving credit facility. Borrowings under the revolving credit facility are collateralized by substantially all of the assets of the Company and availability is based on eligible accounts receivable, as determined in the lender's sole discretion. Primarily as a result of losses and payments of approximately $5.6 million associated with the settlement of two lawsuits, the Company issued equity securities in fiscal 1995, 1996 and 1997, to finance its operations. These issuances have increased the number of Common and Common equivalent shares outstanding by approximately 53% since the end of fiscal 1995. The Company believes that additional equity or debt issuances will be necessary or advisable to finance the growth of the business. There can be no assurance that any such financing could be made on favorable terms.

     INTERNATIONAL SALES. The Company derived approximately 33%, 31%, and 33% of its total revenues from international sales in fiscal 1995, 1996 and 1997, respectively, and expects that such sales will continue to generate a significant percentage of total revenues. To date, the Company has not sought to hedge the risks associated with currency fluctuations, but may engage in such transactions in the future in order to reduce its exposure to currency fluctuations. The Company is also subject to other risks associated with international operations, including tariff regulations, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings, and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations. See "Business -- Marketing and Sales" in the Form 10-K Report and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" in the Form 10-K Report incorporated herein by reference.

     RAPID TECHNOLOGICAL CHANGE; PRODUCT TRANSITIONS. The market for the Company's products is characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. As a result, the Company's prospects depend upon its ability to continue to enhance its existing products, develop and introduce in a timely manner new products that take advantage of technological advances, and respond to new customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements to its existing products or new products incorporating new technology on a timely basis, or that its new products will adequately address the changing needs of its markets. If the Company is unable to develop and introduce new products, or enhancements to existing products, in a timely manner in response to changing market conditions or customer requirements, the Company's business and results of operations will be
materially and adversely affected.   From time to time, the Company or its
competitors may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycles of the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to defer purchasing existing Company products. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's business, financial condition and results of operations. Software products as complex as those offered by the Company may contain undetected errors when first introduced or as new versions are released. There can be no assurance that errors will not be found in new products after commencement of commercial shipments, resulting in a loss of or delay in market acceptance. See "Business -- Competition" in the Form 10-K Report incorporated herein by reference.

     COMPETITION. The business applications software market is intensely competitive. Due to the breadth of the Company's product line, it competes with a broad range of applications software companies. The Company's primary competitors include the following: business application software providers which offer products on multiple platforms, such as Baan Company NV, Oracle Corporation, PeopleSoft, Inc. and SAP AG; business application software providers that have ported their software from the IBM mainframe environment, such as Dun and Bradstreet Software; and business applications software providers in vertical markets that offer products that compete with the Company's process manufacturing products, such as Marcam Solutions, Inc. In the human resource market, the Company competes with various business applications software providers, including PeopleSoft, Inc. Additionally, the Company faces competition from third-party business application processing providers operating on minicomputers such as the IBM AS/400. Many of the Company's competitors have substantially greater financial, technical, marketing and sales resources than the Company. See "Business -- Competition" in the Form 10-K Report incorporated herein by reference.

     DEPENDENCE ON AND RELATIONSHIP WITH DEC, HP AND IBM. A significant portion of the Company's total revenues are derived from business application software products and related services for users of DEC, HP and IBM computers. The Company's business therefore depends to a large extent on the success of DEC, HP and IBM computers in the commercial marketplace. The Company's business would be materially and adversely affected if DEC's, HP's or IBM's share of the commercial market declined or if their installed customer base in this market eroded. The Company considers its close relationships with DEC, HP and IBM in marketing, sales and software product development activities to be strategic to the Company's business. The Company would be materially and adversely affected if DEC, HP or IBM decided to terminate or significantly reduce its cooperation with the Company in these activities, or to market products competitive with the Company's products. See "Business -- Marketing and Sales" in the Form 10-K Report incorporated herein by reference.

     KEY EMPLOYEES. The Company's success depends on a number of its key employees, most of whom are not subject to employment contracts. The loss of the services of these key employees could have a material adverse effect on the Company. The Company believes that its future success will also depend in large part on its ability to attract and retain highly-skilled technical, managerial and marketing personnel. Competition for such personnel in the software industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Business -- Employees" in the Form 10-K Report incorporated herein by reference.

     DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISK OF TECHNOLOGY LITIGATION.
The Company's success is dependent upon its proprietary technology and products. The Company regards its software as proprietary and, to date, has relied principally upon copyrights, trademarks, trade secrets and contractual restrictions to protect its proprietary technology. The Company currently has no patents. The Company generally enters into confidentiality agreements with employees and confidentiality and license agreements with its distributors, customers and potential customers, and limits access to and distribution of the source code to its software and other proprietary information. Under some circumstances, the Company grants licenses that give limited access to the source code of the Company's products which increases the likelihood of misappropriation or misuse of the Company's technology. Accordingly, despite precautions taken by the Company, it may be possible for unauthorized third parties to copy certain portions of the Company's technology or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or to provide an adequate remedy in the event of a breach by others. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

     There has been substantial industry litigation regarding intellectual property rights of technology companies. Although the Company is not aware of any infringement by its products of any patents or proprietary rights of others, patent protection for software is still a developing area of law. The Company has, in the past, been subject to litigation related to alleged infringement by the Company of a third party's rights, which resulted not only in the Company incurring significant legal fees and settlement costs but also in a substantial diversion of management attention and a loss of software product license revenues due to prospective customer concerns related to such litigation. In the future, the Company may be subject to additional litigation to defend the Company against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and cause diversion of management's attention, either of which could have a material adverse affect on the Company's business, results of operations and financial condition. Adverse determinations in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that any necessary licenses will be available on reasonable terms, or at all. See "Business -- Proprietary Rights and Licenses" in the Form 10-K Report incorporated herein by reference.


                               USE OF PROCEEDS

     Unless otherwise indicated in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of securities hereby for working capital and general corporate purposes. Pending such uses, the Company intends to invest the net proceeds in investment grade, interest-bearing securities.


                            PLAN OF DISTRIBUTION

     The Company may sell Securities to or through one or more underwriters or directly to other purchasers or through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents, that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                    EXPERTS

     The consolidated balance sheets as of June 30, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, incorporated by reference in this Prospectus and Registration Statement from the Company's 1997 Annual Report on Form 10-K, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The combined balance sheets of Ross Systems (UK) Ltd., Ross Systems France S.A., Ross Systems Deutschland GmbH, Ross Systems Europe N.V., and Ross Systems Nederland B.V. (the "Foreign Entities") as of June 30, 1996 and the related combined statements of operations and shareholders' equity for the year then ended and the related schedule serve as the basis for the related amounts included in the consolidated financial statements that have been incorporated by reference in this Prospectus and Registration Statement. Insofar as amounts indicated in the consolidated financial statements relate to the Foreign Entities as of June 30, 1996 and for the year then ended, such amounts have been included in reliance upon the report of KPMG, independent auditors, incorporated by reference in this Prospectus and Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

     The Consolidated Financial Statements and Schedule of the Company for the year ended June 30, 1995, have been incorporated by reference in this Prospectus and Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference in this Prospectus and Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.


Securities and Exchange Commission
registration fee . . . . . . . . . . . . . . . . . . . . . . . . . .       863


Printing and engraving expenses. . . . . . . . . . . . . . . . . . .       750


Legal fees and expenses. . . . . . . . . . . . . . . . . . . . . . .     8,500


Accounting fees and expenses . . . . . . . . . . . . . . . . . . . .     7,250


Miscellaneous expenses . . . . . . . . . . . . . . . . . . . . . . .       637
                                                                       -------


  Total. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $18,000
                                                                       -------
                                                                       -------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Fourth Article of the Registrant's Restated Articles of Incorporation provides for the indemnification of directors to the fullest extent permissible under California law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.


ITEM 16.  EXHIBITS


     4.2*     Articles of Incorporation of Registrant, as amended

     4.3**    By-Laws of Registrant, as amended

     5.1      Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.

    23.1      Consent of Coopers & Lybrand L.L.P., Independent Accountants

    23.2***   Consent of KPMG Peat Marwick LLP, Independent Auditors

    23.3      Consent of KPMG, Independent Auditors

    23.4      Consent of Wilson, Sonsini, Goodrich & Rosati, P.C. (included in
              Exhibit 5.1)

    24.1+     Power of Attorney


+    Previously filed.

* Incorporated by reference to the exhibit filed with Registrant's December 31, 1995 Form 10-Q Report, as amended by the exhibits filed by the Registrant's Current Report on Form 8-K dated February 13, 1996.

** Incorporated by reference to the exhibit filed with Registrant's Annual Report on Form 10-K filed September 27, 1993.

***  Supercedes exhibit previously filed.


ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                             SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 29th day of September 1997.

                             ROSS SYSTEMS, INC.


                             /s/ STAN F. STOUDENMIRE
                             ---------------------------------------------------
                             Stan F. Stoudenmire
                             Vice President, Finance and Administration, Chief Financial Officer


                           POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis V. Vohs and Stan F. Stoudenmire, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-3, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date signed by the Company:



       Signature                                          Title                                      Date
-------------------------     ------------------------------------------------------------   ----------------------

/s/ DENNIS V. VOHS            Chairman of the Board and Chief Executive Officer              September 29, 1997
-------------------------     (Principal Executive Officer)
(Dennis V. Vohs)


/s/ STAN F. STOUDENMIRE       Vice President, Finance and Administration, Chief              September 29, 1997
-------------------------     Financial Officer (Principal Financial and Accounting
(Stan F. Stoudenmire)         Officer) and Secretary


/s/ MARIO M. ROSATI                                                                          September 29, 1997
-------------------------     Director
(Mario M. Rosati)


/s/ BRUCE J. RYAN                                                                            September 29, 1997
-------------------------     Director
(Bruce J. Ryan)


/s/ J. PATRICK TINLEY
-------------------------     President, Chief Operating Officer and Director                September 29, 1997
(J. Patrick Tinley)


                                INDEX TO EXHIBITS




Exhibits

4.2(A)  Restated Articles  of Incorporation of Registrant

4.3(B)  By-Laws of Registrant

5.1     Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.

23.1    Consent of Coopers & Lybrand L.L.P., Independent Accountants

23.2**  Consent of KPMG Peat Marwick LLP, Independent Auditors

23.3    Consent of KPMG, Independent Auditors

23.4    Consent of Wilson, Sonsini, Goodrich & Rosati, P.C.
        (included in Exhibit 5.1)

24.2*   Power of Attorney




(A) Incorporated by reference to the exhibit filed with Registrant's December 31, 1995 Form 10-Q Report, as amended by the exhibits filed by the Registrant's Current Report on Form 8-K dated February 13, 1996.
(B) Incorporated by reference to the exhibit filed with Registrant's Annual Report on Form 10-K filed September 27, 1993.

*    Previously filed.

**   Supercedes exhibit previously filed.

                                      II-4